EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Wednesday, August 4, 2004	TRADED: Nasdaq

DEVCON REPORTS STRONG PROGRESS IN SECOND QUARTER

DEERFIELD BEACH, Fla., Aug. 4—Devcon International Corp. today reported net income for the three months ended June 30, 2004, of $622,000 or 18 cents per basic share (16 cents diluted). This compares with a net loss of $328,000 or 10 cents per basic and diluted share for the second quarter last year. Revenues were up six percent to $15.3 million versus $14.4 million a year ago.

Six months net income reached $756,000 or 22 cents per basic share (20 cents diluted), compared with a net loss of $5,952,000 or $1.75 per basic and diluted share for the corresponding six months last year. First half 2003 results included a charge of $2,859,000 for the impairment of assets primarily involving the rock crusher, ready-mix concrete operations and a concrete block plant on the half-Dutch, half-French island of Sint Maarten/St. Martin.

Donald L. Smith, Jr., chairman and president of the contracting and construction materials company, said, “We are pleased that both the construction and materials divisions posted second quarter improvements in revenues and operating income. Materials revenues increased 5.6 percent and demand appears to be picking up. Antigua experienced a sales dip as a result of a government transition, but starting in the third quarter sales appear to be improving.”

He said, “Construction revenue increased 7.7 percent as a result of new contracts on Great Exuma in the Bahamas, where we continued to effectively deploy our dredge.” He added that the company’s backlog of unfilled portions of land development contracts at June 30, 2004, was $17.4 million involving seven projects.

“The ever-changing landscape of Devcon’s operations entered a new phase earlier this week,” Mr. Smith said. “Our shareholders approved a previously announced agreement for Coconut Palm Capital Investors I, Ltd. to invest $18 million in Devcon in exchange for two million newly issued common shares and attached warrants. We also formed a new security services division and completed the acquisition of Security Equipment Company, Inc., a residential and commercial electronic security company. In this process we strengthened our Board of Directors and our senior management team. Richard C. Rochon and Mario B. Ferrari, who represent the private investment firm Royal Palm Capital Partners, joined our board along with a new independent director, Per-Olof Lööf, QuanStar Group. Stephen J. Ruzika brings a strong security industry background to his position as Devcon executive vice president and president of our security services division.”

Looking ahead, Mr. Smith said, “With our strongest construction backlog in several years, the positive outlook for our materials business, our water desalination venture getting off the ground, and our new security services division in the hands of very experienced management, we are excited about the future for Devcon and for our shareholders.”

The company’s second quarter conference call is scheduled for 10:00 a.m. ET today, Wednesday, Aug. 4, and the company’s third quarter 2004 conference call is scheduled for 10:00 a.m. ET on Wednesday, Nov. 10, 2004. The calls may be accessed through live webcast links on the company’s Internet home page, www.devc.com. Each webcast will be archived and available on the company’s website for one month following each call.

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ABOUT DEVCON The company has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. An 80-percent-owned joint venture was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

This news release contains forward-looking statements related to future growth and opportunities. Actual results may differ as a result of factors over which the company has no control including hurricanes, the strength of the economy, slower than anticipated sales growth, price and product competition, and increases in raw materials costs. Additional information that could affect the company’s financial results is included in regular reports to the Securities and Exchange Commission.

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Materials revenue	$10,656	$10,090	$21,311	$18,698
Construction revenue	4,631	4,300	8,738	7,754

Total revenue	15,287	14,390	30,049	26,452

Cost of materials	(8,694)	(8,427)	(17,498)	(16,128)
Cost of construction	(2,874)	(3,990)	(5,658)	(7,955)

Gross profit	3,719	1,973	6,893	2,369

Operating expenses:
Selling, general and administrative expenses	(3,350)	(2,627)	(6,067)	(6,040)
Retirement and severance expenses	(92)	(211)	(401)	(1,143)
Impairment of assets	—	—	—	(2,859)

Operating income (loss)	277	(865)	(425)	(7,673)

Other income (deductions):
Joint venture equity (loss) gain	(14)	(6)	(14)	(6)
Minority interest	10	—	10	—
Interest expense	(31)	(45)	(82)	(82)
Interest income and other income	488	823	829	1,787

	453	772	743	1,699

Income (loss) before income taxes	730	(93)	1,168	(5,974)

Income tax (expense) benefit	(108)	(235)	(412)	22

Net income (loss)	$622	$(328)	$756	$(5,952)

Earnings (loss) per share
Basic	$0.18	$(0.10)	$0.22	$(1.75)

Diluted	$0.16	$(0.10)	$0.20	$(1.75)

Weighted average number of shares outstanding
Basic	3,460	3,328	3,383	3,392

Diluted	3,787	3,328	3,710	3,392

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PAGE 3 / DEVCON REPORTS STRONG PROGRESS IN SECOND QUARTER

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$8,387	$10,030
Receivables, net	12,900	12,639
Other current assets	7,784	5,361
Property, plant and equipment – net	25,213	23,949
Other long term assets	12,349	12,440

Total assets	$66,633	$64,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,271	$12,191
Long-term debt and liabilities	6,806	6,679
Stockholders’ equity	46,556	45,549

Total liabilities and stockholders’ equity	$66,633	$64,419

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FOR MORE INFORMATION:	Jan Norelid, Vice President and CFO
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: irpro@mindspring.com

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